Exhibit 99.1

GeoVax Reports 2022 First Quarter Financial Results

and Provides Corporate Update

Company Advancing Phase 2 Clinical Trials for COVID-19 and Immuno-Oncology

ATLANTA, GA, April 27, 2022 – GeoVax Labs, Inc. (NasdaqCM: GOVX), a biotechnology company developing vaccines and immunotherapies against infectious diseases and cancers, today announced its financial results for the three months ended March 31, 2022.

GeoVax’s management will host a live conference call and webcast at 4:30 p.m. Eastern Standard Time on Wednesday, April 27 to discuss financial results and provide a general business update. Details are provided further below.

First Quarter 2022 Highlights

Phase 2 Trials – GEO-CM04S1 – GEO-CM04S1 is being studied in a first-of-its-kind Phase 2 clinical trial (NCT04977024) as a primary vaccine for immunocompromised cancer patients who have difficulty producing antibodies and largely depend on T cells to protect against the virus responsible for COVID-19. Also, GEO-CM04S1 is being evaluated in a Phase 2 vaccine booster trial format (NCT04639466), which is aimed at evaluating how GEO-CM04S1 may boost pre-existing vaccine immunity to spike while also causing a strong immune response to nucleocapsid. GEO-CM04S1 is unique to other COVID-19 vaccines in that it targets both the spike and nucleocapsid proteins. In contrast, the current U.S. Food and Drug Administration-approved COVID-19 vaccines only target the spike protein.

In March 2022, data from a Phase 1 study of GEO-CM04S1 (formerly known as COH04S1) was published in the peer-reviewed journal, The Lancet Microbe. The publication, accessible here, reports data showing that GEO-CM04S1 produced robust neutralizing antibodies and T cells against SARS-CoV-2 with no significant side effects. These data confirm the powerful dual action of the GeoVax vaccine, an important feature given the multiple mutations in spike, leading to variants of concern and inconsistent protection from existing FDA-approved vaccines. Should a new mutation arise in the spike antigen that interferes with antibody recognition, a person vaccinated with our vaccine may still have substantial T cell immunity against both the nucleocapsid and spike antigens.

Phase 1/2 Trial – Gedeptin® – A Phase 1/2 trial (NCT03754933) evaluating the safety and efficacy of repeat cycles of Gedeptin therapy in patients with recurrent head and neck squamous cell carcinoma (HNSCC) that have tumor(s) accessible for injection and no curable treatment options, is ongoing at Stanford University in collaboration with Emory University. The trial design involves repeat administration using Gedeptin, followed by systemic fludarabine, to gain additional information prior to expansion towards a larger patient trial. The initial stage of the study is being funded by the FDA under its Orphan Products Clinical Trials Grants Program. The FDA has also granted Gedeptin Orphan Drug Status for the intra-tumoral treatment of anatomically accessible oral and pharyngeal cancers, including cancers of the lip, tongue, gum, floor of mouth, salivary gland and other oral cavities. This trial is currently being expanded to a multi-site trial with a focus on accelerated patient enrollment.

MVA-VLP-MUC1 for Solid Tumor Cancers – In March, GeoVax announced that the U.S. Patent and Trademark Office issued Patent No. 11278607, pursuant to the Company’s patent application No. 16/068,527 titled, “Compositions and Methods for Generating an Immune Response to a Tumor Associated Antigen.” The claims granted by the patent generally cover GeoVax’s vector platform for expressing tumor associated antigens in virus-like particles (VLPs) from a Modified Vaccinia Ankara (MVA) viral vector and encompass GeoVax’s Mucin 1 (MUC1) tumor-associated antigen immunotherapy candidate. The Company uses its GV-MVA-VLPTM vaccine platform to express abnormal, aberrantly glycosylated forms of the cell surface-associated MUC1 protein that is associated with a wide range of cancers, including breast, colon, ovarian, prostate, pancreatic, and lung.

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During the first quarter, GeoVax began an IND-enabling animal study with Dr. Pinku Mukherjee at the University of North Carolina at Charlotte to define the optimal course and schedule of vaccination to define a protocol that can be evaluated in a Phase 1 clinical trial for the Company’s MVA-VLP-MUC1 immunotherapy candidate.

Pan-Coronavirus Vaccine (GEO-CM02) – In addition to the clinical programs for GEO-CM04S1 for COVID-19, GeoVax continued to assess GEO-CM02 as a potential single-dose universal coronavirus vaccine during the first quarter. This program was supported by a Small Business Innovation Research (SBIR) grant from the NIH during 2021. In small animal studies, the Company measured functional immune responses after a single dose that mediated protection from infection and pathogenesis, including protection against the more virulent Beta variant. Additional studies are planned for 2022 to prepare for IND filing and subsequent human clinical trials.

Operational Resources Strengthened – During the first quarter, GeoVax strengthened its organizational and operational resources in several areas to support our advancement through clinical development and regulatory registration. These included:

-	the appointment of Kelly T. McKee, Jr., M.D., M.P.H., to serve as the GeoVax’s Chief Medical Officer.
-	the appointment of Jeffrey Welch to serve as Head, Process Development and Manufacturing Operations.
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the creation and staffing of two new positions: Director, Clinical Operations (Erica Raiden) and Director, Project Management (Ashley Zuniga, Ph.D.), both key to effective management of our expanded operations.

-	the engagement of CATO SMS to manage the ongoing Phase 1/2 trial of Gedeptin® therapy in patients with recurrent head and neck squamous cell carcinoma.
-	the further engagement of CATO SMS to manage the two ongoing Phase 2 clinical trials of GEO-CM04S1, against SARS-CoV-2.

Additional Capital Resources – In January, GeoVax supplemented its cash resources through a private placement of common stock and warrants, with net proceeds of approximately $9.2 million, resulting in total cash balances at March 31, 2022 of $16.3 million.

Management Commentary

David Dodd, GeoVax’s Chairman and CEO, commented, “GeoVax’s corporate focus during the first quarter continued to be on the SARS-CoV-2 vaccine programs and our cancer immunotherapy programs. The three ongoing Phase 2 clinical trials in those areas represent the achievement of important goals established at the beginning of 2021. With the additional funding provided by the January private placement, we are well-positioned to advance these programs and we look forward to providing further updates on our progress throughout 2022.”

Financial Review

GeoVax reported a net loss for the three months ended March 31, 2022 of $2,427,515, as compared to $1,562,778 for the three months ended March 31, 2021.

Grant revenues were $81,526 for the three months ended March 31, 2022, as compared to $110,417 for the same period in 2021, reflective of the Company’s grant expenditures for its COVID-19 and Lassa Fever programs.

Research and development (R&D) expenses were $1,330,544 for the three months ended March 31, 2022 compared with $602,783 for the comparable period in 2021, with the increase primarily due to higher personnel and consulting costs, costs of manufacturing materials for use in clinical trials, and a generally higher level of activity.

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General and administrative (G&A) expenses were $1,179,024 and $1,071,710 for the three months ended March 31, 2022 and 2021, respectively, with the increase primarily attributable to higher stock-based compensation expense.

GeoVax reported cash balances of $16.3 million at March 31, 2022, as compared to $11.4 million at December 31, 2021. Contributing to the increase in cash balances during the first quarter were net proceeds of $9.2 million from a private placement of common stock and warrants.

Summarized financial information is attached. Further information is included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

Conference Call

Management will host a conference call at 4:30 p.m. ET on Wednesday, April 27, 2022 to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Participants are asked to pre-register for the call via the following link:

https://dpregister.com/sreg/10165192/f224e0bbb0

Please note that registered participants will receive their dial-in number upon registration and will dial directly into the call without delay. Those without Internet access or who are unable to pre-register may dial in by calling 1-866-777-2509 (domestic) or 1-412-317-5413 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the GeoVax call.

The conference call will be available through a live webcast found here:

https://services.choruscall.com/mediaframe/webcast.html?webcastid=aUvzOB1O

A webcast replay of the call will be available via the same link as the live webcast approximately one hour after the end of the call through July 27, 2022. A telephonic replay of the call can be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code 5386762. The telephonic replay will be available until May 11, 2022.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing human vaccines and immunotherapies against infectious diseases and cancer using novel proprietary platforms. GeoVax’s product pipeline includes two ongoing Phase 2 clinical trials of GEO-CM04S1 for COVID-19 as a universal booster vaccine to mRNA vaccines authorized by the U.S. Food and Drug Administration (FDA) and as a primary vaccine for use in immunocompromised patients. In addition to GEO-CM04S1 for COVID-19, GeoVax is developing GEO-CM02 as a pan-coronavirus vaccine. The Company is also conducting a Phase 1/2 clinical trial of Gedeptin® for treatment of head and neck cancer. Gedeptin® has been granted orphan drug status by the FDA. Additional research and development programs include preventive vaccines against Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa) and malaria, as well as immunotherapies for multiple solid tumors. The Company’s portfolio of wholly owned, co-owned, and in-licensed intellectual property stands at over 70 granted or pending patent applications spread over 20 patent families.

For additional information about GeoVax, visit our website: www.geovax.com.

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Forward-Looking Statements

This release contains forward-looking statements regarding GeoVax’s business plans. The words “believe,” “look forward to,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax is able to obtain acceptable results from ongoing or future clinical trials of its investigational products, GeoVax’s immuno-oncology products and preventative vaccines can provoke the desired responses, and those products or vaccines can be used effectively, GeoVax’s viral vector technology adequately amplifies immune responses to cancer antigens, GeoVax can develop and manufacture its immuno-oncology products and preventative vaccines with the desired characteristics in a timely manner, GeoVax’s immuno-oncology products and preventative vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent targeted infections in humans, GeoVax’s immuno-oncology products and preventative vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control.

Further information on our risk factors is contained in our registration statement on Form S-1 and the periodic reports on Form 10-Q and Form 10-K that we have filed and will file with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

FINANCIAL TABLES FOLLOW

GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except common share information)

	Three Months Ended
	March 31,
	2022	2021
Grant revenues	$82	$110

Operating expenses:
Research and development	1,331	603
General and administrative	1,179	1,071
	2,510	1,674
Loss from operations	(2,428)	(1,564)
Other income (expense), net	1	1

Net loss	$(2,427)	$(1,563)

Net loss per common share	$(0.34)	$(0.29)

Weighted average common shares outstanding	7,109,473	5,332,058

Condensed Consolidated Balance Sheet Information
(amounts in thousands, except common share information)

	March 31, 2022	Dec. 31, 2021
Assets:
Cash and cash equivalents	$16,258	$11,424
Other current assets	379	205
Total current assets	16,637	11,629
Property and other assets, net	218	168
Total assets	$16,855	$11,797

Liabilities and stockholders’ equity
Total liabilities	$5,501	$7,435
Stockholders’ equity	11,354	4,362
Total liabilities and stockholders’ equity	$16,855	$11,797

Common shares outstanding	9,449,025	6,381,541

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